AMENDMENT 1 TO SCHEDULE 14C INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Information Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

NEONODE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Information Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NEONODE, INC.

AMENDMENT 1 TO SCHEDULE 14C INFORMATION STATEMENT
AND
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON  DECEMBER [__], 2010

To Our Stockholders:

Notice is hereby given of a Special Meeting of Stockholders of Neonode, Inc., a Delaware corporation (the “Company”), to be held on  December [__], 2010 at 9:00 a.m. local time, at the Company’s headquarters located at Linnegatan 89, 11523 Stockholm, Sweden.

Only stockholders of record as of October 28, 2010 will be entitled to receive this Information Statement and Notice of Special Meeting.

The following action will be taken at the meeting:

1.
The approval of an amendment to our Certificate of Incorporation (a) to increase the number of authorized shares from 700,000,000 to 850,000,000, and (b) to increase the number of authorized shares of common stock from 698,000,000 to 848,000,000.

Please be advised that Per Bystedt, Thomas Eriksson, Ramin Remo Behdasht, David Brunton, Mats Dalhin, PA Brazil Holding BV, Ellis International Fund LP,  Ellis International Fund Ltd, AIGH Investment Partners, Alpha Capital Anstalt, Iroquois Master Fund, Magnus Lindahl, Petrus Holdings BV, Johan Eriksson, Robert Pettersson, John Karlsson, Niklas Kvist and Anders Jansson  (the “Majority Stockholders”), holding approximately 55.98% of our issued and outstanding shares of stock, beneficially own a majority of the issued and outstanding shares of stock of the Company.  The Majority Stockholders have advised the Board of Directors that they will vote their shares in favor of the foregoing proposal.  No other votes are required or necessary to adopt this proposal, and none is being solicited hereunder.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS NOTICE IS FOR INFORMATION PURPOSES ONLY.  NO ACTION IS REQUIRED BY YOU.

By Order of the Board of Directors

/s/ Per Bystedt
Mr. Per Bystedt, Chairman
November [__], 2010

Important Notice Regarding the Availability of Materials for the Special Meeting of Stockholders to be Held on  December [__], 2010.  This Information Statement is available at www.neonode.com.

NEONODE, INC.

INFORMATION STATEMENT

INTRODUCTION

This Information Statement is furnished by and on behalf of the Board of Directors (the “Board”) of Neonode, Inc., a Delaware corporation (“we”, “us”, “our”, or the “Company”), in connection with a Special Meeting of Stockholders to be held on December [__], 2010 at 9:00 a.m. local time, at the Company’s headquarters located at Linnegatan 89, 11523 Stockholm, Sweden.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THIS NOTICE IS FOR INFORMATION PURPOSES ONLY.

You are welcome to attend the meeting in person to vote your shares.  However, Per Bystedt, Thomas Eriksson, Ramin Remo Behdasht, David Brunton, Mats Dalhin, PA Brazil Holding BV, Ellis International Fund LP, Ellis International Fund Ltd  AIGH Investment Partners, Alpha Capital Anstalt, Iroquois Master Fund, Magnus Lindahl, Petrus Holdings BV, Johan Eriksson, Robert Pettersson, John Karlsson, Niklas Kvist and Anders Jansson  (the “Majority Stockholders”), the holders of a majority of our outstanding stock, have informed us that they will vote all of their shares of stock for the proposal set forth in this Information Statement.  Accordingly, this matter will be approved.

This Information Statement is being furnished to you solely for the purpose of informing you and the other stockholders of the matters described herein in compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended, and the Delaware General Corporation Law.

Since the proposal will be approved by the holders of the required majority of the issued and outstanding shares of the Company, in order to eliminate the costs and management time involved in obtaining proxies and in order to effect the above actions as early as possible to accomplish the purposes hereafter described, we will not be soliciting proxies.  You are urged to read this Information Statement in its entirety for a description of the action to be taken at the Special Meeting.

This Information Statement will be mailed on or about November __, 2010 to stockholders of record as of October 28, 2010.

The complete mailing address of the Company’s principal executive office is: Linnegatan 89, 11523 Stockholm, Sweden.

As of October 28 , 2010 the following voting shares were outstanding:

CLASS	SHARES OUTSTANDING	VOTING
Common Stock	515,298,953	515,298,953
Series A Preferred Stock	4,139	4,139
Series B Preferred Stock	3,508	3,508
Total:	515,306,600	515,306,600

Each issued share is entitled to one vote.

The Majority Stockholders, holders of 305,193,434 shares of our stock (approximately 5 7 .9 3 % of the total outstanding shares), will vote to approve the proposal.  Appraisal rights are not available to stockholders with respect to any matter approved.

For a description of our financial condition, please see our Annual Report on Form 10-K/A of the Company for the year ended December 31, 2009 (the “Annual Report”) filed with the Security and Exchange Commission on May 12, 2010, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 24, 2010, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on August 12, 2010, which are incorporated herein by reference.

THE COMPANY IS NOT SOLICITING PROXIES IN CONNECTION WITH THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

ADMISSION TO THE SPECIAL MEETING

Only stockholders of record will be admitted to the Special Meeting.  You must present proof of your ownership of your Neonode, Inc. stock to be admitted to the Special Meeting.  If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Special Meeting, you must present proof of your ownership such as a bank or brokerage account statement, to be admitted.  Stockholders must also present a form of personal identification to be admitted to the Special Meeting.  No cameras, recording equipment or electronic devices will be permitted in the meeting.

OUTSTANDING VOTING SECURITIES AND VOTE REQUIRED

Each share of common stock, Series A preferred stock, and Series B preferred stock entitles the holder thereof to one vote on each matter properly brought before the Special Meeting.  As of the Record Date,
5 15,298,953 shares of common stock were issued and outstanding, 4,139 shares of Series A preferred stock were issued and outstanding, and 3,508 shares of Series B preferred stock were issued and outstanding.  Thus, stockholders representing no fewer than 2 58,875,792 shares of the Company’s stock are required to vote for the aforementioned proposal to approve the matters set forth therein.  It is anticipated that at the Special Meeting, the Majority Stockholders, who beneficially own  298,496,326 shares of stock, representing approximately 5 7.93 % of the total number of outstanding shares of the Company’s stock on the Record Date, will vote in favor of the aforementioned proposal, thereby ensuring approval of an amendment to our Amended and Restated Certificate of Incorporation (a) to increase the number of authorized shares from 700,000,000 to 850,000,000, and (b) to increase the number of authorized shares of common stock from 698,000,000 to 848,000,000.  Since the proposal will be approved by the holders of the required majority of the issued and outstanding stock of the Company, no proxies are being solicited in connection with this Information Statement and the accompanying Notice of Special Meeting of Stockholders of the Company.

In accordance with Rule 14c-2 under the Exchange Act, the proposal will not be adopted until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the stockholders of the Company.  As this Information Statement is being sent to the beneficial owners of common stock on November __, 2010, which is more than twenty (20) days before the date of the Special Meeting, the Company anticipates that the actions contemplated by this Information Statement will be effected on or about the close of business on the date of the Special Meeting.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Company’s stock held of record by such persons as of the Record Date and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

PROPOSAL ONE

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF
INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES

We are asking our shareholders to approve an amendment to our Amended and Restated Certificate of Incorporation to (a) increase the number of authorized stock from 700,000,000 to 850,000,000 shares, and to (b) increase the number of shares of our common stock authorized for issuance from 698,000,000 to 848,000,000 shares.  The additional common stock to be authorized by adoption of this proposal would have rights identical to our currently outstanding common stock.

The adoption of the proposed amendment and any subsequent issuance of our common stock would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to future increases in the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of our current holders of common stock.  In addition, the number of authorized shares of our preferred stock will not be affected by the adoption of this proposed amendment.  The number of shares of our preferred stock will be maintained at 2,000,000.  This amendment, if adopted, will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware

We are seeking to amend our certificate of incorporation to increase the number of authorized shares due to the fact that the Company entered into several private placement financing transactions in the last quarter of 2009, the first quarter of 2010, and the third quarter of 2010, as described below.  However, the Company does not have sufficient authorized shares of common stock for issuance upon the conversion of all of the Company’s outstanding convertible notes and upon the exercise of all of the Company’s outstanding warrants.   In this regard, the Company needs to increase its authorized shares of common stock from 698,000,000 to 848,000,000 to ensure that the Company has sufficient authorized shares of common stock for issuance upon the conversion of the outstanding convertible notes and the exercise of the outstanding warrants.  The Board of Directors has determined that the proposed increase in the Company’s authorized share capital is advisable and in Company’s best interest.

The Majority Stockholders will vote in favor of the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares, which will be sufficient to approve this proposal.

The September 2009 Financing Transaction

During the period from August 25, 2009 through December 31, 2009, we completed a private placement of convertible notes totaling $987,000 that can be converted, at the holder’s option, into 49,349,151 shares of our common stock at a conversion price of $0.02 per share. The convertible note holders have the right to have the conversion price adjusted to equal the lower stock price if we issue stock or convertible notes at a lower conversion price than $0.02 during the period that the notes are outstanding. These convertible notes were originally due on December 31, 2010, but the due date has been extended until June 30, 2011.  They bear an annual interest rate of 7%, payable on June 30 and December 31 of each year that the convertible notes are outstanding.  In addition, we issued 24,674,576 three-year warrants to the convertible note holders with an exercise price of $0.04 per share.  The warrants may be exercised and converted to common stock, at the warrant holder’s option, beginning on the six-month anniversary date of issuance until the warrant expiration date.  We are not obligated to register the common stock related to the convertible debt or the warrants.

Mr. Per Bystedt, our Chairman and Chief Executive Officer, and a company controlled by Mr. Bystedt invested a total of $116,000 of the $987,000 raised in the private placement financing transaction. Mr. Bystedt and a company controlled by Mr. Bystedt received a total of 2,892,300 warrants to purchase our common stock, and the convertible notes can be converted into a total of 5,784,600 shares of our common stock.

Mr. Mats Dahlin, a member of the Board of Directors of our wholly owned subsidiary, Neonode Technologies AB, is the beneficial owner of Davisa Ltd.  On October 9, 2009 and December 15, 2009, Davisa Ltd. purchased a total of $77,650  in convertible notes that may be converted, at the option of Davisa Ltd., into 3,882,516 shares of our common stock, and also received warrants that, when exercised, can be converted into 1,941,258 shares of our common stock at a conversion price of $0.04 per share.

In addition, on January 7, 2010 we issued a warrant to purchase 1,305,740 shares of our common stock that has an exercise price of $0.04 per share to Carl Molinder who facilitated part of the private placement of convertible notes and warrants in the September 2009 financing transaction.

The March 2010 Financing Transaction

During the period from January 1, 2010 through May 20, 2010, we received $1.8 million in proceeds related to a private placement of convertible notes and stock purchase warrants that can be converted, at the holder’s option, into 87,957,174 shares of our common stock at a conversion price of $0.02 per share and 44,017,782 stock purchase warrants that have an exercise price of $0.04 per share. The convertible note holders have the right to have the conversion price adjusted to equal the lower stock price if we issue stock or convertible notes at a lower conversion price than $0.02 during the period that the notes are outstanding. These convertible notes were originally due on December 31, 2010, but the due date has been extended until June 30, 2011.  They bear an annual interest rate of 7%, payable on June 30 and December 31 of each year that the convertible notes are outstanding. The warrants may be exercised and converted to common stock, at the warrant holder’s option, beginning on the six month anniversary date of issuance until the warrant expiration date. We are not obligated to register the common stock related to the convertible debt or the warrants.

On January 18, 2010, Mr. Bystedt purchased $16,390 of convertible notes that may be converted into 819,500 shares of our common stock and also received a warrant that, when exercised, can be converted into 419,750 shares of our common stock at a conversion price of $0.04 per share. In addition, Iwo Jima SARL converted $161,352 of amounts owed to Iwo Jima SARL for Mr. Bystedt’s consulting services into convertible notes that may be converted into 8,167,614 shares of our common stock and also received a warrant that, when exercised, can be converted into 4,083,807 shares of our common stock at a conversion price of $0.04 per share.

On February 18, 2010, Davisa Ltd. purchased a total of $138,074  in convertible notes that may be converted, at the option of Davisa Ltd., into 6,903,700 shares of our common stock and also received warrants that, when exercised, can be converted into 3,451,850 shares of our common stock at a conversion price of $0.04 per share.

On March 21, 2010, we issued 875,000 shares of our common stock and a warrant to purchase 875,000 of our common stock an exercise price of $0.04 per share to Davisa Ltd. for services provided for the private placement of convertible notes and warrants in the March 2010 financing transaction.

On September 24, 2010, we issued 173,310 shares of common stock and a warrant to purchase 173,310 shares of our common stock that has an exercise price of $0.04 per share to Carl Molinder who facilitated part of the private placement of convertible notes and warrants in the March 2010 financing transaction.

On September 27, 2010, we issued an additional 375,000 shares of our common stock and an additional warrant to purchase 375,000 of our common stock an exercise price of $0.04 per share to Davisa Ltd. for services provided for the private placement of convertible notes and warrants in the March 2010 financing transaction

The October 2010 Financing Transaction

During October 2010, we entered into two different types of amendments with the holders of the convertible notes and the holders of the stock purchase warrants issued in the September 2009 and March 2010 Financing Transactions.  All of the holders of the convertible notes entered into an amendment pursuant to which the due date of the convertible notes was extended until June 30, 2011. A  majority  of the holders of the stock purchase warrants entered into an amendment pursuant to which they exercised their previously granted warrants at a discounted exercise price of $0.035 per share, and received replacement three-year warrants for each warrant exercised.  When exercised, the replacement warrants can be converted into 69,171,409 shares of our common stock at an exercise price of $0.055 per share. A total of 69,179,409 warrants  will be  exercised at the discounted exercise price of $0.035 per share, and a total of $2,384,554  will be  raised by the Company through these warrant exercises. We will  issue a total of 69,171,409 replacement warrants to the exercising warrant holders.

Mr. Per Bystedt, our Chairman and Chief Executive Officer, and a company controlled by Mr. Bystedt invested a total of $258,505 of the $2,384,554 raised in the October 2010 private placement financing transaction and received 7,385,857 shares of our common stock. Mr. Bystedt and a company controlled by Mr. Bystedt received a total of 7,385,857 replacement warrants to purchase our common stock.

Mr. Mats Dahlin, a member of the board of directors of our wholly owned subsidiary, Neonode Technology AB, and a company controlled by Mr. Dahlin signed irrevocable agreement to  invest a total of $188,759 of the $2,384,554 raised in the October 2010 private placement financing transaction. Mr. Dahlin and a company controlled by Mr. Dahlin will  receive a total of 5,393,109 replacement warrants to purchase our common stock  once the investment is completed .

Purpose and Effect of Increase in Authorized Shares

Purpose of Increase in Authorized Shares

The authorized capital stock of the Company currently consists of 698,000,000 shares of common stock, having a par value of $.001 per share and 2,000,000 shares of Preferred Stock having a par value of $.001 per share.

As of October 28 , 2010, the Company had 5 15,298,953 shares of Common Stock issued and outstanding and 4,139 shares of Preferred A stock issued and outstanding, and 3,508 shares of Preferred B stock issued and outstanding.  As of the record date of October 28, 2010, the Company has issued a total of 39,602,483 of the total 69,171,409 shares of common stock related to the October 2010 warrant repricing refinancing. The investors who are exercising the remaining 29,568,926 warrants have signed irrevocable documents to participate in the warrant repricing financing transaction and the common stock and replacement warrants will be issued once the cash proceeds from the warrant exercises has been receive. Assuming the conversion of all issued and outstanding Preferred Stock and the remaining 29,568,926 unissued shares of common stock from the October warrant repricing, the Company currently has 5 47,320,508 shares of common stock issued and outstanding (on an as-converted basis not including treasury shares).
In addition, as of October 28 , 2010, the Company has (a) outstanding convertible notes convertible into 134,356,325 shares of common stock, (b) outstanding warrants exercisable into 127,487,211 shares of common stock, and (c) employee stock options to purchase 495,095 shares of common stock, which notes, warrants, and options, if converted and/or exercised, would result in the issuance of an additional 262,338,631 shares of common stock.

Accordingly, on a fully diluted basis -- assuming conversion of the outstanding Preferred Stock, conversion of all outstanding convertible notes, and exercise of all outstanding warrants and options -- the Company would need to have 809, 659,139 shares of authorized common stock.  However, Section A of Article IV of our Amended and Restated Certificate of Incorporation currently authorizes the Company to issue up to 700,000,000 shares of stock, 698,000,000 of which are designated as common stock.  Thus, unless the Company increases the amount of its authorized stock, the Company will not have sufficient authorized shares of common stock to issue upon the conversion and/or exercise of all outstanding notes, warrants, and options.

In addition, assuming the conversion of the outstanding convertible notes and the exercise of the outstanding warrants, unless we increase the amount of authorized stock, we will have insufficient authorized shares of common stock to issue in connection with expected future financings.  To continue to fund our operations going forward, we may need to raise additional capital from financing sources.  One of the ways we may raise such cash is by issuing shares from time to time.  Without additional authorized common stock, we may be unable to raise the financing we need to fund our operations going forward.  The inability to finance our operations going forward could lead to our bankruptcy, reorganization, insolvency, or liquidation.

Moreover, we also engage in periodic discussions with potential partners, strategic investors and acquisition candidates, all as part of our business model.  If any of these discussions were to lead to a definitive understanding, it is possible that we could use some of the newly authorized shares in connection with one or more such transactions subsequent to the increase in the number of authorized shares. The additional authorized shares would enable the Company to act quickly in response to opportunities that may arise for these types of transactions.  As of October 28 , 2010, we have no plan, commitment, arrangement, understanding, or agreement, either oral or written, regarding the issuance of common stock in connection with one or more such strategic transactions subsequent to the increase in the number of authorized shares.

Furthermore, we may use the additional authorized shares of common stock to attract and retain employees by the issuance of additional securities under the Company’s various equity compensation plans.

Effect of Increase of Authorized Shares

As described above, the primary purpose of the proposed increase in the number of authorized shares of common stock of the Company is to ensure that the Company will have sufficient authorized shares of common stock to issue upon the conversion and/or exercise of all outstanding notes, warrants, and options.  Therefore, while the proposed increase in the number of authorized shares of common stock of the Company in and of itself will not have any immediate effect on the rights of existing stockholders, the issuance of common stock upon the conversion and/or exercise of all outstanding notes, warrants, and options will reduce the current percentage ownership interest of the Company of those stockholders who are not warrant and note holders, thus diluting such stockholders’ voting rights.  In addition, the issuance of common stock upon the conversion and/or exercise of all outstanding notes, warrants, and options will reduce the amount of net earnings available per share due to the increase in the aggregate number of outstanding shares of common stock.  Furthermore, depending upon the exact nature and circumstances of any actual issuance of authorized but unissued shares, the issuance of additional shares of common stock may result in a decrease in the Company’s price per share.

For illustrative purposes only, the following table reflects the approximate number of shares of our commons stock that would be outstanding upon the conversion and/or exercise of all outstanding notes, warrants, and options.

Type of Security/Class of Stock	Outstanding Stock Prior to Conversion	Percentage of Outstanding Stock Prior to Conversion	Common Stock as Converted		Percentage of Common Stock as Converted	Outstanding Stock Post Conversion
Common Stock	515,298,953	99.99%	515,298,953		63.64%	809,659,139
Remaining Warrant Repricing Financing Transaction investments to be converted to common stock	0	0%	29,568,926		3.65	0
Series A Preferred Stock(¹)	4,139	<0.01%	1,989,328		0.25%	0
Series B Preferred Stock(¹)	3,508	<0.01%	463,302		<0.1%	0
Convertible Notes	0	0%	134,356,325		16.59%	0
Warrants	0	0%	127,487,211		15.75%	0
Stock Options	0	0%	495,095		<0.1%	0
Total:	515,306,600	100%	809,659,139	(²)	100%	809,659,139

(¹) Based on a 1 to 480.63 conversion rate for the Series A Preferred Stock and a 1 to 132.07 conversion rate for the Series B Preferred Stock.

(²) Rounded to nearest whole number.

Moreover, although this proposal to increase the authorized stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is our Board of Directors currently aware of any such attempts directed at us), nevertheless, stockholders should be aware that approval of this proposal could facilitate our future efforts to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.  As a result of the authorization of additional shares of common stock, we will have a significantly larger number of authorized but unissued shares of common stock which, along with our blank-check preferred stock, would be available for future issuance without our stockholders' approval.  These additional shares may be utilized for a variety of corporate purposes including but not limited to equity financing, corporate acquisitions and employee incentive plans.  The issuance of such shares, however, may also be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Company's Board of Directors' desires.

Furthermore, the existence of authorized but unissued shares of common stock may enable the Board of Directors to issue shares to persons friendly to current management, which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.  For example, without further stockholder approval, our Board of Directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the incumbent Board of Directors.

To ensure that the Company has sufficient authorized common stock for issuance upon the conversion of all outstanding convertible notes and upon the exercise of all outstanding warrants, and to provide our Board of Directors with certainty and flexibility to undertake future transactions to support our future business growth, our Board of Directors deems it in the best interests of our stockholders and the Company to increase the number of authorized shares of our common stock.

Upon approval of this proposal, the Company will amend its Amended and Restated Certificate of Incorporation by filing a certificate of amendment with the Secretary of State of the State of Delaware that will include the following amended wording to Section A of Article IV:

“A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Eight Hundred Fifty Million (850,000,000) shares, of which Eight Hundred Forty-Eight Million (848,000,000) shares will be Common Stock, par value $0.001 per share, and Two Million (2,000,000) shares will be Preferred Stock, par value $0.001 per share, of which 899,081 shares shall be designated as Series A Preferred Stock and 108,850 shares shall be designated as Series B Preferred Stock.”

The adoption of this proposal will require the affirmative vote of the holders of a majority of our outstanding shares on the record date, and the votes in favor of this proposal must include a majority of the outstanding shares of common stock.

THE MAJORITY STOCKHOLDERS WILL VOTE IN FAVOR OF THIS PROPOSAL.  NO PROXY IS REQUIRED OR REQUESTED FROM YOU.  VERY SPECIFICALLY, YOU ARE REQUESTED NOT TO SEND US YOUR PROXY.  THIS NOTICE IS FOR INFORMATION PURPOSES ONLY.

OTHER INFORMATION REGARDING THE COMPANY

Our executive officers and the executive officers of our subsidiary who perform policy-making functions are as follows:

Name	Age	Position with the Company	Officer Since
Mr. Per Bystedt	45	Chairman of the Board and CEO	May 22, 2008
Mr. Thomas Eriksson	40	Director and CEO of Neonode Technologies AB	April 26, 2009
Mr. David W. Brunton	60	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary	November 1, 2001

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than 10% of our stock, to file reports of ownership and changes in ownership with the SEC. Officers, Directors, and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  Based solely upon a review of the copies of such forms furnished to us, we believe that during our preceding fiscal year, all Section 16(a) filing requirements applicable to our officers, Directors, and greater than 10% beneficial owners were complied with.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 15, 2010, certain information regarding the estimated ownership of our common stock assuming conversion of all issued and outstanding Series A and Series B preferred stock by: (i) each director; (ii) each of our “named executive officers,” as defined in Item 402 under Regulation S-K promulgated by the Securities and Exchange Commission; (iii) all executive officers and directors of Neonode as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.  Unless otherwise indicated, the address for each of the persons and entities set forth below is c/o Neonode, Inc. - Stockholder address.

Percentage ownership is based on 809, 659,139 shares, the estimated number of shares of common stock outstanding after the conversion of the Series A and B preferred stock and the conversion of the outstanding warrants and convertible debt.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
Per Bystedt (2)(3)(4) CEO and Director	115,219,123	14.2 3%

Magnus Goertz Founder	66,759,020	8.2 5%

Thomas Eriksson (8) CEO Neonode Technologies AB and Director	83,993,253	10.37%

David Brunton (2)(5) CFO	15,559,451	1.92%

Mats Dahlin (6) Director - Neonode Technologies AB	26,434,150	3.26%

John Reardon (2)(7) Director	7,307,817	0.90%

All executive officers and directors as a group (6 persons) (2)	315,272, 814	38.9 3%

1.
This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

2.
Includes 40,000, 225,000 and 230,095 shares of common stock that Messrs. Bystedt, Brunton and Reardon, respectively, have the right to acquire within 60 days after the date of this table under outstanding stock options.

3.
Includes 63,327,380 shares of common stock, 5,691,352 warrants to purchase shares of common stock at an exercise price of $0.055 per share and $227,261 of convertible debt that can be converted into 11,383,064 shares of common stock that are held by Iwo Jima SARL. Iwo Jima SARL may be deemed an affiliate of Mr. Bystedt.

4.
Includes 21,694,325 shares of common stock, 9,694,352 warrants to purchase shares of common stock at an exercise price of $0.055 per share and $67,773 of convertible debt that can be converted into 3,388,650 shares of common stock that is held by Mr. Bystedt.

5.
Includes 7,334,451 shares of common stock, 4,000,000 warrants to purchase shares of common stock at an exercise price of $0.02 per share and 4,000,000 warrants to purchase shares of common stock at an exercise price of $0.055.

6.
Includes 7,893,108 shares of common stock, 1,250,000 warrants to purchase shares of common stock at an exercise price of $0.04 per share, 6,854,026 warrants to purchase shares of common stock at an exercise price of $0.055 per share and $215,724 of convertible debt that can be converted into 10,786,216 shares of common stock that are held by Davisa Ltd. Davisa Ltd may be deemed an affiliate of Mr. Dahlin.

7.
Includes 77,722 shares of common stock, 5,000,000 warrants to purchase shares of common stock at an exercise price of $0.02 per share and 2,000,000 warrants to purchase shares of common stock at an exercise price of $0.055.

8.	Includes 73,993,253 shares of common stock and 10,000,000 warrants to purchase shares of common stock at an exercise price of $0.055.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our Company.

NO DISSENTERS’ RIGHTS

The corporate action described in this Information Statement will not afford stockholders the opportunity to dissent from the actions described herein or to receive an agreed or judicially appraised value for their shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Per Bystedt

Mr. Per Bystedt, our Chairman of the Board and Chief Executive Officer, is personally involved in our refinancing and capital raising activities.  Mr. Bystedt is the beneficial holder of approximately 115.2 million shares of our common stock, or approximately 14.22%, of the Company’s outstanding shares of common stock, as of October 15, 2010 on a fully diluted basis, and is the beneficial owner of Iwo Jima SARL.

Iwo Jima SARL invested $100,000 in the Company’s December 2008 financing transaction and received 10,000 shares of our Series A Preferred stock that was exchanged for 4,806,300 shares of our Common Stock. Iwo Jima SARL also surrendered warrants in exchange for 7,210.96 shares Series B Preferred Stock. The Series B Preferred stock was exchanged for 952,351 shares of our Common Stock.  Iwo Jima SARL was one of the three Neonode Technologies AB Stockholders which participated in the share exchange transaction with the Company pursuant to the Share Exchange Agreement on December 29, 2008. Iwo Jima SARL received 151,788.17 shares of our Series A Preferred Stock that was exchanged for 72,906,894 shares of our common Stock. On November 6, 2009, Iwo Jima SARL transferred 4,000,000 shares of our Common Stock to certain employees of the Company.

On September 15, 2009, Iwo Jima SARL purchased $64,000 in convertible notes that may be converted, at the option of Iwo Jima SARL, into 3,215,450 shares of our Common Stock and also received a warrant that when exercised can be converted into 1,607,725 share of our Common Stock at a conversion price of $0.04 per share.   On September 15, 2009, Mr. Bystedt directly purchased $51,000 in convertible notes that may be converted, at the option of Mr. Bystedt, into 2,569,150 shares of our Common Stock and also received a warrant that, when exercised, can be converted into 1,284.575 shares of our Common Stock at a conversion price of $0.04 per share.  Mr. Bystedt holds 40,000 employee stock options to purchase our common stock at $3.45 per share.

On January 1, 2009, Mr. Bystedt, through his company, Iwo Jima SARL, entered into a consulting agreement with us whereby he has earned a total of $211,000 for his services as the CEO of Neonode, Inc. for the year ended December 31, 2009. As of December 31, 2009, $159,445 is included in our accrued expenses.

Mr. Per Bystedt, our Chairman and Chief Executive Officer, and a company controlled by Mr. Bystedt invested a total of $180,000 of the $987,000 raised in the private placement financing transaction. Mr. Bystedt and a company controlled by Mr. Bystedt received a total of 4,493,557 warrants to purchase our common stock and the convertible notes can be converted into a total of 8,987,114 shares of our common stock. We are not obligated to register the common stock related to the convertible debt or the warrants.

On January 18, 2010, Mr. Bystedt purchased $16,000 of convertible notes that may be converted into 819,500 shares of our Common Stock and also received a warrant that, when exercised, can be converted into 419,750 shares of our Common Stock at a conversion price of $0.04 per share. In addition, Iwo Jima SARL, converted $161,000 of amounts owed to Iwo Jima SARL for Mr. Bystedt’s consulting services into convertible notes that may be converted into 8,167,614 shares of our Common Stock and also received a warrant that, when exercised, can be converted into 4,083,807 shares of our Common Stock at a conversion price of $0.04 per share.

On October 14, 2010, Mr. Bystedt and a company controlled by Mr. Bystedt invested a total of $258,505 of the $2,384,554 raised in the October 2010 private placement financing transaction. Mr. Bystedt exercised 7,385,857 warrants that were previously issued at an exercise price of $0.04 per share at a reduced exercise price of $0.035 per share and received 7,385,857 shares of our common stock. Mr. Bystedt, and a company controlled by Mr. Bystedt, received a total of 7,385,857 replacement warrants to purchase our common stock at an exercise price of $0.055 per share. Mr. Bystedt also agreed to extend the due date on $295,434 of convertible debt held by him and a company controlled by him from December 31, 2010 to June 30, 2011.

On October 15, 2010, we sold to Mr. Bystedt a warrant to purchase 8,000,000 shares of our common stock at a exercise price of $0.055 per share. Mr. Bystedt purchased the warrant for $13,060..

Transactions with Thomas Eriksson

Mr. Thomas Eriksson, Chief Executive Officer of our wholly owned subsidiary, Neonode Technologies AB and a member of our Board, is the beneficial holder of approximately 73.9 million shares of our common stock, or approximately 10.64% of our outstanding shares of common stock as of June 23, 2010 on a fully diluted basis, and is the beneficial owner of Wirelesstoys AB, which company is one of the three Neonode Technologies AB Stockholders which participated in the share exchange transaction with the Company pursuant to the Share Exchange Agreement.

As part of the share exchange transaction, Wirelesstoys AB received 151,788.17 shares of our Series A Preferred Stock, which shares have since been exchanged for 72,906,894 shares of our common Stock.

On November 6, 2009, Wirelesstoys AB transferred 4,000,000 shares of our Common Stock to certain employees of the Company.

On January 1, 2009, Mr. Eriksson, through his company, Wirelesstoys AB, entered into a consulting agreement with us whereby he has earned a total of $178,000 per year for his services as the CEO of Neonode Technologies AB. Mr. Ericksson earned $136,000 for the nine months ended September 30, 2010. We paid $77,000 and $171,000 of the amount owed to Wirelesstoys AB during year ended December 31, 2009 and the nine months ended September 30, 2010, respectively. $66,000 is included in our accrued expenses at September 30, 2010.

On October 15, 2010, we sold to Mr. Eriksson a warrant to purchase 10,000,000 shares of our common stock at an exercise price of $0.055 per share. Mr. Eriksson purchased the warrant for $16,325. .

Transactions with Magnus Goertz

Mr. Magnus Goertz, one of our founders, is the beneficial holder of approximately 62.8 million shares of our common stock, or approximately 9.45% of our outstanding shares of common stock as of June 23, 2010 on a fully diluted basis, and is the beneficial owner of Athemis Ltd., which company is one of the three Neonode Technologies AB Stockholders which participated in the share exchange transaction with the Company pursuant to the Share Exchange Agreement.

As part of the share exchange transaction, Athemis Ltd. received 151,788.17 shares of our Series A Preferred Stock, which shares have since been exchanged for 72,906,894 shares of our common Stock.

On November 6, 2009, Athemis Ltd. transferred 12,000,000 shares of our Common Stock to certain employees of the Company.

On January 1, 2009, Mr. Goertz, through his company, Rector AB, entered into a consulting agreement with us whereby he has earned a total of $178,000 per year for his services as an engineer. Mr. Goertz earned $134,000 for the nine months ended September 30, 2010.  We paid $56,000 and $122,000 of the amount owed to Rector AB during the year ended December 31, 2009 and nine months ended September 30, 2010, respectively.   $134,000 of the cumulative unpaid balance is included in our accrued expenses at September 30, 2009.

Transactions with Mats Dahlin

Mr. Mats Dahlin, a member of the Board of Directors of our wholly owned subsidiary, Neonode Technologies AB, is the beneficial owner of Davisa Ltd. On October 9, 2009 and December 15, 2009, Davisa Ltd. purchased a total of $50,000  in convertible notes that may be converted, at the option of Davisa Ltd., into 2,482,516 shares of our Common Stock and also received warrants that, when exercised, can be converted into 1,241,258 shares of our Common Stock at a conversion price of $0.04 per share.  On August 25, 2009, Davisa Ltd. was granted a warrant to purchase 4,660,000 shares of our Common Stock at an exercise price of $0.02 per share in consideration for Mr. Dahlin’s services as a board member and advisor to the company.  In June 2009, Mr. Dahlin, through his company, Davisa Ltd., entered into a consulting agreement with us whereby he earned a total of $28,000 for his services for the year ended June 30, 2010. In lieu of a cash payment, on December 15, 2009, we converted the $28,000 to a convertible note and a warrant under the same terms and conditions as the September 2009 convertible debt financing transaction. Davisa Ltd. received a total of $28,000 in convertible notes that may be converted, at the option of Davisa Ltd., into 1,400,000 shares of our Common Stock and also received warrants that, when exercised, can be converted into 700,000 shares of our Common Stock at a conversion price of $0.04 per share.  As of December 31, 2009, Mr. Dahlin is the beneficial owner of approximately 10.5 million shares of our common stock or approximately 1.5% of our outstanding shares of common stock on a fully diluted basis.

On March 21, 2010, we issued 875,000 shares of our common stock and a warrant to purchase 875,000 of our common stock an exercise price of $0.04 per share to Davisa Ltd., a company controlled by Mr. Mats Dahlin, a member of the Board of Directors of Neonode Technologies AB, for services provided for the private placement of convertible note and warrant in the March 2010 financing transaction.  On February 18, 2010, Davisa Ltd. purchased a total of $138,000  convertible notes that may be converted, at the option of Davisa Ltd., into 6,903,700 shares of our Common Stock and also received warrants that, when exercised, can be converted into 3,451,850 shares of our Common Stock at a conversion price of $0.04 per share.

On September 27, 2010, we issued 375,000 shares of our common stock and a warrant to purchase 375,000 of our common stock an exercise price of $0.04 per share to Davisa Ltd for services provided for the private placement of convertible note and warrant in the March 2010 financing transaction.

On October 14, 2010, Mr. Dahlin through Davisa Ltd. signed irrevocable documents that he will investe a total of $188,759 of the $2,384,554 raised in the October 2010 private placement financing transaction. Davisa Ltd and will exercise 5,393,109 warrants that were previously issued at an exercise price of $0.04 per share at a reduced exercise price of $0.035 per share and will receive 5,393,109 shares of our common stock. Davisa Ltd will receive a total of 5,393,109 replacement warrants to purchase our common stock at an exercise price of $0.055 per share. As of the record date of October 28, 2010, Davisa Ltd has not exercised the warrants but notified the Company of the intent to do so by November 15, 2010 . Davisa Ltd also agreed to extend the due date on $215,724 of convertible debt from December 31, 2010 to June 30, 2011.

Independence of the Board of Directors

The Board affirmatively determined that as of December 31, 2009, only John Reardon is an independent Director within the meaning of the applicable NASDAQ listing standards. The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. John Reardon, Kenneth Olson and Susan Major, each an independent Director, constituted the members of each committee until the resignation of Kenneth Olson on June 1, 2009 and Susan Major on September 15, 2009.  John Reardon remains an independent Director and has been joined on each of the Board’s committee by Per Bystedt and Thomas Eriksson.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters to be presented for stockholder action at the Special Meeting. However, other matters may properly come before the Special Meeting or any adjournment or postponement thereof.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at 100 F Street N.E., Room 1580, Washington D.C., 20549.  You can also request copies of these documents by writing to the SEC and paying a fee for the copying costs.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.  The Company’s filings with the SEC are all accessible by following the links on the Company’s website at http://investor.neonode.com.  Our public filings with the SEC are also available on the web site maintained by the SEC at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Information Statement incorporates by reference the following documents which we have previously filed with the Securities and Exchange Commission (SEC).  They contain important information about the Company and its financial condition.

●           The Company’s 2009 Annual Report on Form 10-K/A filed with the SEC on May 12, 2010.

●           The Company’s Quarterly Report on Form 10-Q filed with the SEC on May 24, 2010.

●           The Company’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2010

We will provide, without charge, a copy of any and all of the information that has been incorporated by reference in this information statement (without exhibits unless such exhibits are specifically incorporated by reference in this information statement) to each person to whom an information statement is delivered, upon written or oral request of such person, and by first class mail or other equally prompt means within one business day of receipt of such request,.  You may request of copy of the foregoing documents by writing to us at Neonode, Inc., Linnegatan 89, 11523 Stockholm, Sweden, or by calling us at (925) 229-2125.

By Order of the Board of Directors

/s/ Per Bystedt________
Mr. Per Bystedt
Chairman of the Board
Stockholm, Sweden

November__, 2010